PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Completes $42.8 Million
Capital Offering under U.S. Treasury Capital Purchase Program

Winston-Salem, North Carolina – December 5, 2008 – Southern Community Financial Corporation (Nasdaq: SCMF, SCMFO) announced today that it has raised approximately $42.8 million in capital as a participant in the Treasury’s Capital Purchase Program.  The Company issued 42,750 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a related Warrant to purchase 1,623,418 shares of the Company’s common stock to the U.S. Department of the Treasury as a voluntary participant in the Treasury’s Capital Purchase Program.

Chairman and Chief Executive Officer F. Scott Bauer said, “We are pleased to have been selected as one of the first North Carolina regional banks to participate in the Treasury’s program, which further affirms our financial strength.  Our primary reasons for participating in this Treasury program are to:

•	Increase our lending capabilities and deposit acquisition activities across our markets;
•	Enhance our ability to support economic activity in the local communities we serve;
•	Improve our ability to proactively work with our borrowers in difficult times;
•	Explore acquisitions that are aligned with our long-term strategic goals; and
•	Provide capital to support the continued growth of our franchise.”

Mr. Bauer added, “We believe that our participation in the Treasury’s Capital Purchase Program is a prudent step during these uncertain times, and we view this event as a positive for our customers and shareholders.  Even in this difficult economic environment there are significant opportunities for Southern Community to continue to grow its already solid franchise due to the market disruption that continues to unfold across our footprint.  Because of our current financial strength, combined with this additional low-cost capital, we believe that we will be well positioned as the economy rebounds.”

The preferred stock is non-voting and will pay a cumulative dividend of 5% per annum for the first five years and 9% per annum thereafter if the shares are not redeemed by the Company.  The warrant has a ten-year term with an exercise price of $3.95 per share.  The Treasury has agreed not to exercise voting power with respect to any shares of common stock that may be issued upon exercise of the warrant.

Southern Community Financial Corporation’s total risk-based capital ratio of 10.67% at September 30, 2008 will increase to approximately 13.61% which is well above regulatory requirements for a well capitalized financial institution.  Both the preferred stock and any common stock issued upon exercise of the warrant will be accounted for as Tier 1 capital.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Additional Information:
F. Scott Bauer, Chairman/CEO
James Hastings, Executive Vice President/Chief Financial Officer
336-768-8500